Exhibit 99.1

ZORAN CORPORATION ANNOUNCES PRELIMINARY RESULTS FOR THE THIRD QUARTER 2004

SUNNYVALE, Calif.  (October 5, 2004)  — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing digital entertainment and digital imaging markets, today announced preliminary results for its third quarter ended September 30, 2004.

Revenues for the third quarter are expected to range between $115 million and $119 million, compared with previous guidance of $128 million to $133 million.  This represents an 11 to 15 percent increase over the second quarter of 2004 and a 61 to 67 percent increase over the same quarter of last year.  Third quarter earnings per share are anticipated to decrease by approximately $0.11 to $0.14 from previously guided pro forma levels.

The Company attributes the lower than anticipated results for the third quarter to an inventory correction occurring in the Chinese manufactured DVD Player market causing some of the Company’s customers to delay orders as they work to deplete their excess inventory.  In addition, there seems to be significant tightening of credit lines within China, which is contributing to more conservative manufacturing commitments and shorter term outlooks. As a result of these factors, the Company did not experience the seasonally high turns-business normally seen toward the end of the third quarter.

“While we are obviously disappointed with the lower than expected revenues for the third quarter, we are continuing to grow our businesses at substantial rates during these challenging market conditions,” said Levy Gerzberg, the Company’s President and Chief Executive Officer.  “In addition, Zoran continues to be one of the largest suppliers to the DVD market, and we maintained the market share gains we achieved during the first half of the year.  Our positions in our other businesses; Multifunction Printers, DTV, and Digital Cameras remain strong, and we continue to build our position in our new Mobile phone market segment.”

The Company will release its third quarter results after market on October 26, 2004 and provide additional commentary and information at that time.

Company Profile
Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions-on-a-chip for the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction peripheral printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements
This press release includes a number of forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; potential problems related to the integration of the business and operations of Emblaze Semiconductor following its recent acquisition; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.